Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements No. 333-172502 on Form S-8 and No. 333-167841, 333-170230 and 333-190131 on Form F-3 of our reports dated April 30, 2014, relating to the consolidated financial statements of China Gerui Advanced Materials Group Limited (the “Company”) and the effectiveness of the Company’s internal control over financial reporting for the year ended December 31, 2013, appearing in this Annual Report on Form 20-F of the Company.

/s/ UHY VOCATION HK CPA LIMITED
UHY VOCATION HK CPA LIMITED
Certified Public Accountants
Hong Kong, the People’s Republic of China,
April 30, 2014.